PeopleView, Inc. Changes Name of Parent Company to AUXILIO, INC.

               One for Three 1:3 Reverse Stock Split is Effective

San Juan Capistrano, CA. June 18, 2004 - PeopleView, Inc. today announced that its trading symbol will change from PPVW.OB to AUXO.OB. PeopleView's shares will continue to be quoted on the OTC Bulletin Board under the new symbol. The new symbol is a result of the company's recent name change from PeopleView, Inc. to AUXILIO, Inc. On May 12th shareholders approved the name change, which will become effective on June 21st. The new symbol will appear on the OTC Bulletin Board at the opening of trading, June 21st.

By an overwhelming majority, PeopleView shareholders approved the name change of the Parent Corporation from PeopleView, Inc. to the new name AUXILIO, Inc. The name change was prompted by the recent sale of PeopleView's human capital management assessment software and business assets to Workstream, Inc. As part of that sale, the PeopleView brand and goodwill associated with the brand were acquired by Workstream, Inc. Shortly after the sale to Workstream, PeopleView finalized a merger of its subsidiary, PeopleView Acquisition Corp with The Mayo Group, a Southern California based provider of Document Image Management Services to Healthcare Facilities.

In addition to the name change, the Annual Shareholders of AUXILIO, INC. agreed to aone for three(1:3) reverse split of all common stock. As a result of the reverse stock split every 3 shares of AUXILIO common stock will be combined into one share of AUXILIO common stock. The reverse split affects all shares of common stock, stock options and warrants of AUXILIO outstanding as of immediately prior to the effective date of the reverse stock split.Theeffective date is June 21st . AUXILIO will pay cash in lieu of fractional shares. After the reverse split, the number of shares of AUXILIO common stock currently outstanding is approximately 14 million.

"We are very excited about the new name change, which finalizes our sale of our human capital management software assets and business, added Joseph Flynn, Chairman & CEO of AUXILIO, Inc. AUXILIO is the Latin term for"help" and/or"assistance", which clearly reflects our culture and attitude of helping our healthcare customers concentrate on their core business, saving lives. Our new line of business in document image management services for Healthcare helps our customers maximize efficiency, reduce costs and increase the productivity of their personnel.The reverse stock split will recapitalize the company to take better advantage of future opportunity for expansion. We look forward to strong growth in the future in our new business and to maximizing shareholder value. I would like to personally thank all of our shareholders for their unwavering support as we have made this transition", added Flynn.

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About  AUXILIO,  INC

AUXILIO,Inc. through its subsidiary, The Mayo Groupprovides document image management services and solutions for major healthcare and related financial and business processes for major healthcare facilities. The company's proprietary technology and processes assist hospitals, health plans and health systems reduce their image expenses, increase operational efficiencies and improve the productivity of their staff.

AUXILIO's target market includes medium to large hospitals, health plans and health care systems. Customers served by TMG, Inc. include health systems such as Memorial Health Services, Huntington Memorial Hospital and Catholic Healthcare West. The company delivers its products through our direct sales force and a Strategic Alliance Partner program.

Contact:   AUXILIO,  Inc.
           Joseph  J.  Flynn
           Chairman  &  CEO
           27130A  Paseo  Espada  Suite  1427
           San  Juan  Capistrano,  CA.  92675
           Tel-949-  481-  7550  ext.  205
           Fax-949-481-8875
           Email - jflynn@themayogroup.com